Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated February 15, 2011 and the related Letter of Transmittal and any amendments or supplements thereto. Purchaser (as defined below) is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Purchaser cannot comply with the state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Beckman Coulter, Inc.

at

$83.50 Net Per Share

Pursuant to the Offer to Purchase Dated February 15, 2011

by

Djanet Acquisition Corp.

an indirect wholly owned subsidiary of

Danaher Corporation

Djanet Acquisition Corp., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Danaher Corporation, a Delaware corporation (“Danaher”), is offering to purchase all outstanding shares of common stock, par value $0.10 per share (the “Shares”), of Beckman Coulter, Inc., a Delaware corporation (“Beckman Coulter”), at a purchase price of $83.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 15, 2011 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering stockholders whose Shares are registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be charged brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Tendering stockholders whose Shares are registered in the name of their broker, bank or other nominee should consult such nominee to determine if any fees may apply. Following the consummation of the Offer, and subject to the conditions described in the Offer to Purchase, Purchaser intends to effect the Merger (as defined below).

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK

CITY TIME, AT THE END OF WEDNESDAY, MARCH 23, 2011, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of Shares that, together with the Shares then beneficially owned by Danaher and/or Purchaser, represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the “Minimum Condition”), and (ii) the expiration or termination of any waiting period, and the receipt of any approval, in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, and any other antitrust or competition law or regulation (the conditions described in this clause (ii), the “Antitrust Condition”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 6, 2011, among Danaher, Purchaser and Beckman Coulter (the “Merger Agreement”). The Merger Agreement provides, among other things, that after consummation of the Offer, Purchaser will merge with and into Beckman Coulter (the “Merger”), with Beckman Coulter continuing as the surviving corporation and an indirect wholly owned subsidiary of Danaher. At the effective time of the Merger, each outstanding Share (other than any Shares owned by Beckman Coulter, Danaher, Purchaser and any of their respective subsidiaries, and any Shares held by stockholders who validly exercise their appraisal rights in connection with the Merger) will be converted into the right to receive the price per Share paid in the Offer, without interest (the “Offer Price”). The Merger Agreement is more fully described in Section 13—“The Transaction Documents” of the Offer to Purchase.

The Board of Directors of Beckman Coulter (the “Beckman Coulter Board”) unanimously (i) determined that the Offer and the Merger are fair to and in the best interests of Beckman Coulter and its stockholders; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the General Corporation Law of the State of Delaware; (iii) declared that the Merger Agreement is advisable; and (iv) resolved to recommend that Beckman Coulter’s stockholders accept the Offer and tender their Shares pursuant to the Offer and, if required, adopt the Merger Agreement.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will purchase, promptly after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to 12:00 midnight, New York City time, at the end of Wednesday, March 23, 2011 (or a later time to which Purchaser, subject to the terms of the Merger Agreement, extends the period of time during which the Offer is open (the “Expiration Time”)). If any condition to the Offer is not satisfied or waived at any scheduled Expiration Time, Purchaser will extend the Expiration Time for an additional period or successive periods of up to ten business days each until all of the conditions are satisfied or waived. Purchaser does not, however, have any obligation to (although Purchaser may) extend the Expiration Time beyond the date that is 20 business days after the date on which the Antitrust Condition is satisfied, provided that the Expiration Time may not be earlier than June 30, 2011, and in any event Purchaser has no obligation to extend beyond December 31, 2011. In addition, Purchaser will extend the Offer for any period or periods required by any applicable law, any interpretation or position of the Securities and Exchange Commission, the staff thereof or the New York Stock Exchange.

Any extension, termination or amendment of the Offer will be followed promptly by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares.

In accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Merger Agreement, we will provide, if necessary or desirable to obtain at least 90% of the total outstanding Shares (determined on a fully-diluted basis), a subsequent offering period following the Expiration Time (a “Subsequent Offering Period”). If provided, a Subsequent Offering Period will be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender any Shares not previously tendered in the Offer. If a Subsequent Offering Period is made available, (i) it will remain open for such period or periods as we will specify of up to 20 business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. We may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate duration of the Subsequent Offering Period (including extensions thereof) is no more than 20 business days. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a Subsequent Offering Period. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time. If we provide or extend a Subsequent Offering Period, we will make a public announcement of such Subsequent Offering Period or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Time or the date of termination of the prior Subsequent Offering Period.

Purchaser reserves the right to waive, in whole or in part, any of the conditions to the Offer and to increase the Offer Price, provided that Beckman Coulter’s consent is required for Purchaser to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) amend or modify any of the conditions to the Offer or add any conditions to the Offer in addition to those set forth in Section 15 of the Offer to Purchase, (v) amend or waive the Minimum Condition, (vi) otherwise amend, modify or supplement any terms of the Offer or (vii) extend or otherwise change the Expiration Time in a manner other than pursuant to and in accordance with the Merger Agreement.

In order to take advantage of the Offer, a tendering stockholder must either (i) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have such stockholder’s signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy) and any other required documents to the Depositary, and either deliver the certificates representing the tendered Shares along with the Letter of Transmittal to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction. If Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, a tendering stockholder must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares. If a tendering stockholder desires to tender Shares, and certificates evidencing such Shares are not immediately available, or if a tendering stockholder cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, or cannot deliver all required documents to the Depositary prior to the expiration of the Offer, such tendering stockholder may tender Shares by following the procedures for guaranteed delivery set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice of Purchaser’s acceptance to the Depositary. Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

Except as otherwise provided in the Offer to Purchase, tenders of Shares made in the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Time and may also be withdrawn at any time after the date that is 60 days from the date of the Offer to Purchase, unless previously accepted for payment pursuant to the Offer, as provided in the Offer to Purchase. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Time by following the tender procedures described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase.

The exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. All stockholders should consult with their own tax advisors as to the particular tax consequences of exchanging their Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Beckman Coulter has provided to Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at its address and telephone numbers set forth below and will be furnished promptly at Purchaser’s expense. Neither Danaher nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent, the Dealer Manager and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

437 Madison Avenue, 28th Floor

New York, NY 10022

Stockholders May Call Toll Free (877) 274-8654

Banks and Brokers May Call Collect (212) 297-0720

The Dealer Manager for the Offer is:

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

Toll Free (888) 840-4015

February 15, 2011